Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2006 Equity Incentive Plan of Synchronoss Technologies, Inc. of our reports dated March 9, 2010 with respect to the consolidated financial statements and schedule of Synchronoss Technologies Inc. in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Synchronoss Technologies, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Metropark, New Jersey
May 20, 2010